EXHIBIT 10.1

AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

MONTEREY GOURMET FOODS, INC.

WHEREAS, Monterey Gourmet Foods, Inc. (the “Company”) and Eric C. Eddings (“Executive”) are parties to a Change In Control Severance Agreement dated April 3, 2008 (the “Agreement”), and the parties now desire to clarify the Agreement and amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

NOW, THEREFORE, the Agreement is amended as follows:

A.    Section 2 of the Agreement is revised to read as follows:

The Executive identified below shall be entitled to receive severance pay upon his (1) termination of employment by the Company, or (2) a reduction in title or reassignment which (i) results in a substantial diminution of his position, duties or responsibilities prior to the Change in Control and (ii) precipitates a voluntary resignation by the Executive, occurring in either case at any time after the commencement of negotiations resulting in a Change in Control and the date which is six months after such Change in Control.

B.    The following new sentence is added to the end of section 4:

The first monthly installment shall be made within thirty (30) days following the Executive’s “separation from service” within the meaning of Section 409A.

C.    A new section 8 is added to read as follows:

8.    Notwithstanding any provision in this Agreement to the contrary, the Agreement shall be interpreted and administered in accordance with Section 409A and regulations and other guidance issued thereunder to the extent applicable. For purposes of determining whether any payment made pursuant to the Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. If any amount that constitutes a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b) is payable to a specified employee (as defined in Treasury Regulation 1.409A-1(i)) within six (6) months following separation from service, then payment of each such amount shall be deferred and all amounts so deferred shall be paid in a lump sum on the first payroll payment date following expiration of six (6) months following separation from service, and any remaining amounts due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Any such delayed payments shall be paid without interest. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

DATED: December 11, 2009.

Monterey Gourmet Foods, Inc. (“Company”)

By:	/s/ Scott S. Wheeler
Title:	C.F.O.

“Executive”

/s/ Eric C. Eddings
Eric C. Eddings